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                    SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                919 Third Avenue
                          New York, New York 10022-9998
                                 (212) 758-9500


                                                            June 2, 1997

Style Select Series, Inc.
The SunAmerica Center
733 Third Avenue
New York, New York 10017-3204

Ladies and Gentlemen:

     We have acted as counsel for Style Select Series, Inc. (the "Fund") in connection with the proposed acquisition by International Equity Portfolio, a series thereof (the "Portfolio"), of all of the assets of SunAmerica Global Balanced Fund ("Global Balanced"), a series of SunAmerica Equity Funds ("Equity Funds"), in exchange solely for shares of the Portfolio and the Portfolio's assumption of all of the liabilities, if any, of Global Balanced (the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to Class A and Class B shares of common stock, par value $0.0001 per share, of the Portfolio (the "Shares"), to be issued in the Reorganization.

     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the proposed authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, the By-Laws of the Fund, a certificate issued by the State Department of Assessments and Taxation of the State of Maryland, certifying the existence and good standing of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, and based on and subject to the foregoing examination, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Equity Funds as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

     We are members of the Bar of the State of New York and are not members of the Bar of, or authorized to practice law in, any other jurisdiction. Insofar as any opinion expressed herein involves the laws of the State of Maryland, such opinion should be understood to be based on our
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review of the published statutes of such state, and, where applicable, published cases of the courts and rules or regulations of regulatory bodies of such state.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                   Very truly yours,

                                   /s/ Shereff, Friedman, Hoffman & Goodman, LLP Shereff, Friedman, Hoffman & Goodman, LLP